Exhibit 5.1

February 24, 2022

Kinross Gold Corporation
25 York Street
17th Floor
Toronto, Ontario
Canada M5J 2V5

Ladies and Gentlemen:

Registration Statement on Form S-8

We have acted as Canadian counsel to Kinross Gold Corporation, a corporation governed under the Ontario Business Corporations Act (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company today with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended. The purpose of the Registration Statement is to register a total of 9,880,094 common shares in the capital of the Company (the “Common Shares”) that are issuable (“Option Shares”) pursuant to the exercise of stock options (the “Options”) granted by the Company in connection with the Company’s acquisition of Great Bear Resources Ltd. (“Great Bear”) pursuant to an arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”) and governed by the terms of Great Bear’s share option plan (the “Option Plan”).

We have examined copies of the Option Plan and the Company’s articles, by-laws and certain resolutions adopted by the Board of Directors of the Company. We have also examined documents relating to the Arrangement and such statutes, corporate and other records, agreements, documents or other instruments and have made such other investigations as we have considered necessary to enable us to express the opinions set forth in this opinion letter.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

The opinions expressed below are limited solely to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that upon the valid exercise of Options duly issued under the Arrangement and governed by the terms of the Option Plan, and upon receipt of payment in full for the Option Shares in respect of which such Options have been exercised, the Options Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP